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                                                                    Exhibit 2.2


                            CROSS-LICENSE AGREEMENT


         This CROSS-LICENSE AGREEMENT, dated as of May 17, 1999 (the "Cross License Agreement"), is by and among BioSepra Inc., a Delaware corporation ("BioSepra") and its successors or assigns, Life Technologies, Inc., a Delaware corporation ("LTI") and its successors or assigns, and LTI's affiliate BioSepra S.A. ("BSA") and its successors and assigns. Each of BioSepra, BSA and LTI is sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                               R E C I T A L S :

         A. BioSepra and LTI have entered into an Asset Purchase Agreement dated April 14, 1999, in connection with which certain assets of BioSepra have been transferred to LTI (the "Asset Transfer"), including without limitation, certain patents, patent applications, trade secrets and know-how set forth on
SCHEDULE 1 attached hereto (as further defined in SCHEDULE A, "LTI Technology").

         B. As part of the Asset Transfer, LTI has acquired 100% of the capital stock of BSA, formerly a subsidiary of BioSepra.

         C. LTI and BSA have agreed to license, or sublicense, as the case may be, the LTI Technology exclusively to BioSepra solely for use in the BioSepra Field and BioSepra desires to obtain such licenses, or sublicenses, as the case may be, from LTI and BSA.

         D. In the future BioSepra may, based on its use or development of the LTI Technology, develop certain technology, inventions, improvements, derivatives, processes or know-how, that are or may be useful in the business of LTI and/or BSA, and, in each such case, BioSepra is willing to grant to each of LTI and BSA a license to use such technology, inventions, improvements, derivatives, processes or know-how for such purposes.

         E. In the future LTI and/or BSA may develop certain technology, inventions, improvements, derivatives, processes or know-how, that are or may be useful in the BioSepra Field, and, in each such case, each of LTI and BSA is willing to grant to BioSepra a license or sublicense to use such technology, inventions, improvements, derivatives, processes or know-how for such purposes.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of LTI, BSA and BioSepra hereby agree as follows:

         1. DEFINITIONS. If not otherwise defined in this Cross License Agreement, capitalized terms have the respective meanings set forth in SCHEDULE A attached hereto and incorporated herein by reference.


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         2. LICENSES.

                  2.1. GRANT OF LICENSE TO BIOSEPRA. Subject to the terms and conditions of this Cross License Agreement, LTI and/or BSA hereby grant to BioSepra a perpetual, worldwide, royalty-free and exclusive right and license, including the right to grant sublicenses, to the LTI Technology, and all LTI Improvements for the development, manufacture, use or sale of any products or services within the BioSepra Field. Notwithstanding the foregoing, the right to manufacture products employing either LTI Technology or LTI Improvements is subject to the obligations of BioSepra under the Supply Agreement between BioSepra and BSA of even date herewith.

                  2.2. THIRD-PARTY LICENSES. To the extent that any LTI Technology or LTI Improvements licensed to BioSepra hereunder consist of rights of LTI or BSA under an agreement or license with or from a third party, any license granted to BioSepra hereunder shall be (a) limited to the rights which LTI or BSA, as the case may be, has a right to grant under such agreement or license and (b) otherwise subject to any obligations assumed by LTI or BSA, as the case may be, in consideration of the grant or assignment of such right or license to LTI or BSA which is sublicensed to BioSepra hereunder.

                  2.3. GRANT OF LICENSES TO LTI AND BSA. Subject to the terms and conditions of this Cross License Agreement, BioSepra hereby grants to each of LTI and BSA a perpetual, worldwide, royalty-free and exclusive right and license, including the right to grant sublicenses, to all BioSepra Improvements for the development, manufacture, use or sale of any products or services within the LTI Field.

                  2.4. TERMINATION. The provisions of this Section 2, in so far as they relate to Improvements, shall terminate on the fifth anniversary of the date first written above; provided, however, that any licenses or sublicenses granted under this Section 2 shall survive such termination to the extent that they confer rights in and to LTI Technology or any Improvements existing on such date of termination.

         3. PATENT RIGHTS AND DISCLOSURE.

                  3.1. PATENT RIGHTS.

                           a. LTI or BSA, as the case may be, shall have the
exclusive right, at its expense, to prepare, prosecute and maintain patent applications, and to maintain and enforce patents issued thereon with respect to the LTI Technology and the LTI Improvements. BioSepra agrees that it will, upon the written request of either LTI or BSA, provide reasonable assistance and cooperation to facilitate such filing, preparation and maintenance.

                           b. BioSepra shall have the exclusive right, at its
expense, to prepare, prosecute and maintain patent applications and to maintain and enforce patents issued thereon with respect to the BioSepra Improvements. Each of LTI and BSA agree that it shall, upon the written request of BioSepra, provide reasonable assistance and cooperation to BioSepra to facilitate such filing, prosecution and maintenance.



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                           c. Subject to Sections d and e of this Section 3.1,
no Party hereto shall have any obligation to prepare, prosecute or maintain any patent or patent application. Each Party hereto shall have the right to determine that any Improvement owned by such Party shall be protected as a trade secret, or shall be published, and LTI shall have the right to determine that any component of the LTI Technology which constitutes Confidential Information shall be protected as a trade secret, or be published. Each of LTI and BSA hereby agree that it shall timely disclose any LTI Improvements developed by such Party to BioSepra. BioSepra hereby agrees that it shall timely disclose any BioSepra Improvements to LTI and BSA.

                           d. In the event that LTI or BSA elects not to
continue to prosecute, or maintain any patent application which has been published, or to maintain or enforce any patent with respect to the LTI Technology or to any LTI Improvements, such Party shall give written notice to BioSepra which shall identify the patent or patent application not to be prosecuted, maintained or enforced.. Following receipt of such notice, BioSepra shall have the right to prosecute, obtain, maintain and enforce the patent application(s) and patent(s) identified in the notice, at its sole expense, and BioSepra shall thereafter be deemed to be the sole owner of any such application or patent, and any such patent or patent application shall be assigned to BioSepra. Upon such assignment, BioSepra shall grant a worldwide, irrevocable, royalty free license, with the right to grant sub-licenses co-exclusively to LTI and BSA for use in the LTI Field as a BioSepra Improvement hereunder.

                           e. In the event that BioSepra elects not to continue
to prosecute, or maintain any patent application which has been published, or to maintain or enforce any patent with respect to the BioSepra Improvements, BioSepra shall give written notice to LTI and BSA which shall identify the patent or patent application not to be prosecuted, maintained or enforced. Following receipt of such notice, LTI and/or BSA, as they shall agree, shall have the right to prosecute, obtain, maintain and enforce the patent application(s) and patent(s) identified in the notice, at its sole expense, and shall thereafter be deemed to be the owner of any such application or patent, and any such patent or patent application shall be assigned to either LTI or BSA, as they shall agree. Each of LTI and BSA agree that upon any such assignment it shall grant a worldwide, irrevocable, royalty free license, with the right to grant sub-licenses, exclusively to BioSepra for use in the BioSepra Field as an LTI Improvement hereunder.

                           f. With respect to filing of patent applications
claiming LTI Technology, LTI Improvements or BioSepra Improvements which the Parties have agreed shall be prosecuted by LTI or BSA, LTI or BSA, as the case may be, shall keep BioSepra regularly informed of the status of such Patent Rights in accordance with this Section 3.1, and shall provide copies to BioSepra of all non-privileged filings and correspondence with the patent offices, administrative boards or courts which it sends or receives in connection with filing, prosecution, maintenance and defense of such Patent Rights. With respect to filing of patent applications claiming BioSepra Improvements, or LTI Improvements which the Parties have agreed shall be prosecuted by BioSepra, BioSepra shall keep LTI and BSA regularly informed of the status of such Patent Rights in accordance with this Section 3.1, and shall provide copies to LTI and BSA of all non-privileged filings and correspondence with the patent offices, administrative boards or courts which it sends or receives in connection with filing, prosecution,




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maintenance and defense of such Patent Rights. Each Party agrees to cause each of its employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by an other Party, and necessary for the perfection, maintenance, enforcement or defense of that other Party's rights as set forth herein.

                  3.2. CONFIDENTIAL INFORMATION.

Any Party receiving Confidential Information of another Party hereto shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to such Confidential Information that is not specifically authorized by this Cross License Agreement, use commercially reasonable efforts to prevent the disclosure of any such Confidential Information to any other Person, and use commercially reasonable efforts to ensure that all such Confidential Information is used only for those purposes specifically authorized herein. Notwithstanding the foregoing, Confidential Information of a Party hereto may be disclosed by another Party hereto to any permitted assignee, permitted sublicensee or permitted subcontractor of either BioSepra, BSA or LTI hereunder (if such assignee, sublicense or subcontractor accepts and is held subject to confidentiality obligations no less restrictive than those set forth in this
Section 3.2, provided that such assignee, sublicensee or subcontractor agrees to not disclose Confidential Information of the initial disclosing Party to any further party). The obligations set forth in this Section 3.2 shall survive for a period of ten (10) years from the termination or expiration of this Cross License Agreement. Without limiting the foregoing, each of BioSepra, BSA and LTI shall take all reasonable efforts to ensure that each of its respective employees and agents understands and complies with the provisions of this
Section 3.2 with respect to the Confidential Information of another Party hereto.

Each of BioSepra, LTI and BSA shall be obligated under this Section 3.2 to protect the Confidential Information of another Party with the same degree of care that it uses to protect its own similar Confidential Information, but in any event, to use not less than a reasonable degree of care.

                  3.3 ABANDONMENT. If a filing Party (for the purposes of this Section 3.3 the "Transferor") decides to abandon or to allow to lapse any of its Patent Rights which have earlier been published, the Transferor shall inform the other Party (the "Transferee", which for the purposes of this Section 3.3 shall be LTI if BioSepra is the Transferor, and shall be BioSepra if either BSA or LTI is the Transferor) at least forty-five (45) days prior to the effective date of such abandonment or lapse, and the Transferee shall be given the opportunity to assume responsibility as the filing Party with respect to such Patent Right in which such case the Patent Right shall become a Patent Right of the Transferee, subject to the licenses granted to the Transferor hereunder. Upon transfer of a Party's responsibility for prosecuting, maintaining and enforcing any of its Patent Rights to the Transferee under the preceding sentence, the Transferor shall promptly deliver to the Transferee all necessary files related to the transferred Patent Rights, and all Technology related exclusively thereto, and Transferor shall take all actions and execute all documents reasonably necessary for the Transferee to assume the prosecution, maintenance and/or enforcement of the transferred Patent Rights.




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                  3.4. PERMITTED DISCLOSURES. Notwithstanding the provisions of
Section 3.2 hereof, each of BioSepra, LTI and BSA may, to the extent necessary, and subject to the assumption by the intended recipient of obligations of confidentiality and non-use no less restrictive than those set forth in Section 3.2, disclose and use Confidential Information of another Party hereto, consistent with the rights of such Party granted hereunder, where such disclosure is (a) for the purpose of engaging in research and development, conducting clinical testing and marketing programs, or securing institutional or government approval to clinically test or market any product, (b) for the purpose of sharing clinical trial results and data with third parties conducting clinical trials, (c) for the purpose of securing patent protection for an invention within the scope of the Improvements or (d) for the purpose of complying with laws, statute, rules or court order. Notwithstanding the foregoing, no Party hereto may disclose the Confidential Information of another Party hereto to a third party, other than a government for approval or patenting purposes, unless such third party agrees not to disclose such Confidential Information to any further party. Except as provided herein, BioSepra shall not, without prior written consent of LTI, which may be withheld at LTI's absolute discretion, disclose any LTI Technology or LTI Improvements. If BioSepra requests such consent, LTI agrees to reasonably consider such request, and to respond timely. Except as provided herein, neither LTI nor BSA shall, without prior written consent of BioSepra, which may be withheld at BioSepra's absolute discretion, disclose any BioSepra Improvements. If LTI or BSA requests such consent, BioSepra agrees to reasonably consider such request, and to respond timely.

         4. DISCLAIMER OF WARRANTY; CONSEQUENTIAL DAMAGES.

                  4.1 DISCLAIMER OF LTI AND BSA WARRANTY. Nothing in this Cross License Agreement shall be construed as a representation made or warranty given by either LTI or BSA that any patents will issue based on applications pending from time to time within the LTI Technology or LTI Improvements, or that any such patents which do issue will be valid, or that the practice by BioSepra of any license granted hereunder, or that the use of any LTI Technology or LTI Improvement will not infringe the patent or proprietary rights of any other Person. In addition, BioSepra acknowledges that THE LTI TECHNOLOGY AND LTI IMPROVEMENTS ARE LICENSED OR SUBLICENSED, AS THE CASE MAY BE, TO BIOSEPRA AS IS, AND LTI AND BSA EXPRESSLY DISCLAIM AND HEREBY WAIVE, RELEASE AND RENOUNCE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH LTI TECHNOLOGY AND LTI IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  4.2 DISCLAIMER OF BIOSEPRA WARRANTY. Nothing in this Cross

License Agreement shall be construed as a representation made or warranty given by BioSepra that any patents will issue based on applications pending from time to time within the BioSepra Improvements, or that any such patents which do issue will be valid, or that the practice by BSA or LTI of any license granted hereunder, or that the use of any BioSepra Improvement will not infringe the patent or proprietary rights of any other Person. In addition, each of BSA and LTI acknowledges that THE BIOSEPRA IMPROVEMENTS ARE LICENSED OR SUBLICENSED,
AS THE CASE MAY BE, TO BSA AND LTI, RESPECTIVELY, AS IS,




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AND BIOSEPRA EXPRESSLY DISCLAIMS AND HEREBY WAIVES, RELEASES AND RENOUNCES ANY
WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH BIOSEPRA IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  4.3 INDEMNIFICATION.

                           a. BioSepra shall indemnify, defend and hold LTI,
BSA, their Affiliates and their respective stockholders, directors, officers, employees and agents harmless against any liability for infringement of the intellectual property rights of any third Person, or for injury, death or damage to property or interest arising from actions by BioSepra, its Affiliates, sublicensees or the agents or customers of any of the foregoing under this Cross License Agreement, including but not limited to the manufacture, development, sale and use of any products based on LTI Technology, LTI Improvements or BioSepra Improvements or use of the same by BioSepra, its Affiliates, sublicensees or the agents or customers of any of the foregoing.

                           b. LTI shall indemnify, defend and hold BioSepra, its
Affiliates, and their respective stockholders, directors, officers, employees and agents harmless against any liability for infringement of the intellectual property rights of any third Person, or injury, death or damage to property or interest arising from actions by LTI, its Affiliates other than BSA, its sublicensees or the agents or customers of any of the foregoing under this Cross License Agreement, including but not limited to manufacture, development, sale and use of any products based on LTI Technology, LTI Improvements or BioSepra Improvements or use of the same by LTI, its Affiliates other than BSA, its sublicensees or the agents or customers of any of the foregoing.

                           c. BSA shall indemnify, defend and hold BioSepra, its
Affiliates, and their respective stockholders, directors, officers, employees and agents harmless against any liability for infringement of the intellectual property rights of any third Person, or injury, death or damage to property or interest arising from actions by BSA, its sublicensees or the agents or customers of any of the foregoing under this Cross License Agreement, including but not limited to manufacture, development, sale and use of any products based on LTI Technology, LTI Improvements or BioSepra Improvements or use of the same by BSA, its Affiliates other than LTI and the Affiliates of LTI other than BSA, its sublicensees or the agents or customers of any of the foregoing.

                  4.4 CONSEQUENTIAL DAMAGES. NO PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO RECOVER FROM ANOTHER ANY SPECIAL, INCIDENTAL,
CONSEQUENTIAL(INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) OR PUNITIVE DAMAGES.




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         5. ACTUAL OR THREATENED INFRINGEMENT; DEFENSE OF CLAIMS.

                           (a) In the event a Party becomes aware of any
possible infringement or unauthorized possession, knowledge or use in the Fields of any intellectual property which is the subject matter of this Cross License Agreement (in each case, an "Infringement"), that Party shall promptly notify the other Parties and provide them with full details. LTI and BSA shall each, in respect of the intellectual property owned by such Party, have the first right and option, but not the obligation, to prosecute or prevent the Infringement of any patent claiming subject matter substantially within LTI Technology or LTI Improvements at its sole expense. In the event LTI and/or BSA elect not to prosecute or prevent any such Infringement, LTI or BSA, as the case may be, shall give written notice to BioSepra stating that LTI or BSA, as the case may be, elects not to prosecute or prevent such Infringement, and BioSepra shall have the right, but not the obligation, upon written notice to LTI or BSA, as the case may be, to prosecute or prevent such Infringement at its sole expense. BioSepra shall keep LTI or BSA, as the case may be, advised of all actions taken by BioSepra in the prosecution or prevention of any Infringement of LTI Technology or LTI Improvement, and, in any lawsuit, legal action or legal proceeding brought by BioSepra to prosecute or prevent Infringement of any LTI Technology or LTI Improvement, BioSepra shall keep LTI or BSA, as the case may be, advised of all progress and developments in such lawsuit, legal action or legal proceeding, and BioSepra shall not (i) consent to any judgement, (ii) enter into any settlement agreement, or (iii) take any action in such lawsuit, legal action or legal proceeding that may directly or indirectly relate to or affect the validity and/or enforceability of any LTI Technology or LTI Improvements without the consent of LTI or BSA, as the case may be, which consent shall not be unreasonably withheld. If BioSepra lacks standing to bring a suit, action or proceeding to prosecute or prevent any such Infringement, and LTI or BSA has standing to bring such suit, action or proceeding, then LTI or BSA, as the case may be, shall do so at the request of BioSepra, at BioSepra's sole expense.

BioSepra shall have the first right and option, but not the obligation, to prosecute or prevent the Infringement of any patent claiming subject matter within the BioSepra Improvements. In the event BioSepra elects not to prosecute or prevent any such Infringement, BioSepra shall give written notice to LTI and BSA stating that BioSepra elects not to prosecute or prevent such Infringement, and LTI and BSA shall each have the right, but not the obligation, upon written notice to BioSepra, to prosecute or prevent such Infringement, at its sole expense. LTI and BSA shall keep BioSepra advised of all actions taken by LTI or BSA, as the case may be, in the prosecution or prevention of any Infringement of BioSepra Improvements, and, in any lawsuit, legal action or legal proceeding brought by LTI or BSA to prosecute or prevent Infringement of any BioSepra Improvement, LTI or BSA, as the case may be, shall keep BioSepra advised of all progress and developments in such lawsuit, legal action or legal proceeding, and LTI or BSA, as the case may be, shall not (i) consent to any judgement, (ii) enter into any settlement agreement, or (iii) take any action in such lawsuit, legal action or legal proceeding that may directly or indirectly relate to or affect the validity and/or enforceability of any BioSepra Improvements without the consent of BioSepra, which consent shall not be unreasonably withheld. If LTI or BSA lacks standing to bring a suit, action or proceeding to prosecute or prevent any such Infringement, and BioSepra has standing to bring such suit, action or proceeding, then BioSepra shall do so at the request of LTI or BSA, at the sole expense of LTI or BSA, as the case may be.




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If a Party determines that it is necessary or desirable for another Party hereto to join any such suit, action or proceeding, such other Party shall execute all papers and perform such other acts, at the expense of the Party prosecuting an Infringement, as may be reasonably required in the circumstances. Each Party shall bear the full cost of any proceeding or suit it will bring under this
Section 5, and shall have the full right to any recovery from such suit or settlement. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this
Section 5 by another Party for Infringement.

                           b. In any action under this Section 5, the Parties
shall fully cooperate with and assist each other. No suit under this Section 5 relating to an Infringement in the BioSepra Field may be settled by LTI or BSA without BioSepra's consent, and no suit under this Section 5 relating to an Infringement in the LTI Field may be settled by BioSepra without LTI's consent.

                           c. In the event that any action, suit or proceeding
is brought against BioSepra, BSA or LTI, or any Affiliate, licensee or sublicensee of a Party hereto (the "Defending Party") alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale by the Defending Party of a product in respect of which the Defending Party is a licensee or sub-licensee hereunder, the Defending Party will have the sole obligation to defend itself. The other Party (the "Secondary Party", which for the purposes of this Section 5c shall mean BioSepra in those instances where the Defending Party is BSA, LTI or any of their Affiliates, licensees, or sub-licensees, and either or both, as the context requires, BSA and LTI in those instances where the Defending Party is BioSepra or any of their Affiliates, licensees, or sub-licensees) shall have the right to separate counsel at its own expense in any such action or proceeding. The Parties will cooperate with each other in the defense of any such suit, action or proceeding. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each non-privileged communication relating to the alleged infringement. No Party as a Defending Party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves the use of Technology or Patent Rights licensed to the Defending Party hereunder without the advice and prior consent of the Secondary Party, provided that such Secondary Party shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on its business. If the Defending Party desires that the Secondary Party should join any suit, action or proceeding pursuant to this Section 5c, which suit, action or proceeding pertains to Technology or Patent Rights licensed hereunder to the Defending Party, and the Secondary Party consents in writing to such joinder, the Defending Party may at its expense, join the Secondary Party as a party to the suit, action or proceeding, and the Secondary Party so joined shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution or defense of such suit, action or proceeding. If as a consequence of such action, suit or proceeding by a third party claiming that the discovery, development, manufacture, use or sale by or for the Defending Party of a product in respect of which the Defending Party is a licensee or sub-licensee hereunder, infringes such third party's intellectual property rights, the Defending Party is prohibited or is only allowed in a




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restricted manner or subject to some conditions, financial or other, to discover, develop, manufacture, use and/or sell such a product, the Parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this Cross License Agreement and on possible modifications thereto.

         6. NO IMPLIED WAIVERS; RIGHTS CUMULATIVE. No failure on the part of BioSepra, LTI, or BSA to exercise and no delay in exercising any right, power, remedy or privilege under this Cross License Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Cross License Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

         7. FORCE MAJEURE. Each of BioSepra, LTI and BSA shall be excused for any failure or delay in performing any of its respective obligations under this Cross License Agreement if such failure or delay is caused by Force Majeure.

         8. NOTICES. All notices, requests and other communications to BioSepra, BSA or LTI hereunder shall be in writing (including telecopy or similar electronic transmissions), shall refer specifically to this Cross License Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered mail or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such other address as may be specified in writing to the other Party hereto):

         BioSepra Inc.
         111 Locke Drive
         Marlborough, MA 01752
         ATTENTION: President

         with a copy to:

         Mintz, Levin, Cohn, Ferris
         Glovsky and Popeo, P.C.
         One Financial Center
         Boston, MA 02111
         ATTENTION: William T. Whelan, Esq.

         Life Technologies, Inc.
         9800 Medical Drive
         Rockville, MD 20850-3321
         ATTENTION: Director Corporate Development with a copy to: General Counsel




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         BioSepra SA,
         C/o Life Technologies, Inc.
         9800 Medical Drive
         Rockville, MD 20850-3321
         ATTENTION: Director Corporate Development with a copy to: General Counsel and with a copy to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue
         New York, NY 10103
         ATTENTION: Mara Rogers, Esq.

Any notice or communication given in conformity with this Section 8 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or other electronic facsimile transmission, and three (3) days after mailing, if mailed.

         9. FURTHER ASSURANCES. Each of BioSepra, BSA and LTI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional agreements, documents and instruments, that may be necessary or as a Party hereto may at any time and from time to time reasonably request in connection with this Cross License Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Cross License Agreement.

         10. SUCCESSORS AND ASSIGNS. The terms and provisions of this Cross License Agreement shall inure to the benefit of, and be binding upon LTI, BSA, BioSepra, and their respective successors and assigns. Each of LTI, BSA or BioSepra may assign or otherwise transfer its rights and interests, and delegate any of its respective obligations hereunder, pursuant to a merger or consolidation, sale of stock or sale of all or substantially all of a Party's assets related to the business to which this Cross License Agreement pertains without the prior written consent of any other Party hereto. Any attempt to assign or delegate any portion of this Cross License Agreement in violation of this Section 10 shall be null and void. Any reference to LTI, BSA or BioSepra hereunder shall be deemed to include the successors thereto and assigns thereof.

         11. AMENDMENTS. No amendment, modification, waiver, termination or discharge of any provision of this Cross License Agreement, nor consent to any departure by LTI, BSA or BioSepra therefrom, shall be effective unless the same shall be in writing specifically identifying this Cross License Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by LTI, BSA and BioSepra, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Cross License Agreement shall be




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varied, contradicted or explained by any oral agreements, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by LTI, BSA and BioSepra.

         12. GOVERNING LAW. This Cross License Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principle of conflicts of laws.

         13. SEVERABILITY. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, each of LTI, BSA and BioSepra hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

         14. HEADINGS. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration interpreting, this Cross License Agreement.

         15. EXECUTION IN COUNTERPARTS. This Cross License Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

         16. ENTIRE AGREEMENT. This Cross License Agreement together with any Schedules and agreements referenced herein, constitutes, on and as of the date hereof, the entire agreement of LTI, BSA and BioSepra with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between LTI, BSA and BioSepra with respect to such subject matter are hereby superseded in their entirety.

         17. TERMINATION.

                           a. This Cross License Agreement shall continue unless
and until terminated as set forth below.

                           b. In the event of material breach of any  provision
of this Cross License Agreement, the breaching Party shall have sixty (60) days after written notice thereof by a non-breaching Party within which to cure such breach. In the event such breach has not been cured within such period of time, a non-breaching Party may on notice to the breaching Party terminate this Cross License Agreement.

                           c. Any Party may terminate this Cross License
Agreement on notice to a Party who becomes the subject of a petition filed for relief under any bankruptcy or insolvency law, which is not dismissed within sixty (60) days of its filing, any general arrangement with its creditors, or any liquidation, termination or winding up of its business.




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




                           d. This Cross License Agreement may not be terminated
pursuant to either Section 17b or 17c by either BSA or LTI on account of (i) uncured breach by LTI or BSA, respectively, or (ii) the occurrence of the events described in Section 17c. by LTI or BSA, respectively.

                           e. Termination of this Cross License Agreement for
any reason shall not extinguish the obligations of any Party that accrued prior to the effective date of termination. The obligations and rights of all Parties under Sections 3.2, 4, 5, 8, 10, and 12 hereof shall survive termination for any reason.

                           f. If the Party who has failed to cure a material
breach, or who has suffered the events described in Section 17c., is BioSepra, the termination of this Agreement shall result in the termination of all rights granted in Sections 2.1 and 2.2 above. In the event of such termination, the rights granted to LTI and BSA in section 2.3 shall survive such termination. In such event, BioSepra shall either promptly return to or dispose of all Confidential Information of BSA or LTI in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect), provided that any such disposition shall be conducted in a manner that protects the confidentiality of such information.

If the Party who has failed to cure a material breach, or who has suffered the events described in Section 17c, is BSA or LTI, the termination of this Agreement shall result in the termination of all rights granted in Section 2.3 above. In the event of such termination, the rights granted to BioSepra in Sections 2.1 and 2.2 above shall survive such termination. In such event, LTI and BSA shall either promptly return to or dispose of all Confidential Information of BioSepra in any form whatsoever which it may have in its possession, custody or control (whether direct or indirect), provided that any such disposition shall be conducted in a manner that protects the confidentiality of such information.

                           g. No Party shall by reason of the termination of
this Cross License Agreement be liable to another for special, incidental or consequential damages arising under this Cross License Agreement.




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




         IN WITNESS WHEREOF, the parties hereto have caused this Cross License Agreement to be duly executed under seal and delivered as of the date first above written.


                                    BIOSEPRA INC.



                                    By: /s/ Jean-Marie Vogel
                                        ----------------------------------------
                                        Jean-Marie Vogel
                                        President and Chief Executive Officer


                                    LIFE TECHNOLOGIES, INC.



                                    By: /s/ C. Eric Winzer
                                        ----------------------------------------
                                        C. Eric Winzer
                                        Vice President-Finance, Chief Financial
                                        Officer, Secretary and Treasurer


                                    BIOSEPRA S.A.



                                    By: /s/ Therese Bourdy
                                        ----------------------------------------
                                        Therese Bourdy
                                        Director General




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                                   SCHEDULE A

                                    GLOSSARY

         "AFFILIATE" shall mean any corporation, firm, partnership or other entity which directly or indirectly is controlled by or is under common control with a Party to this Cross License Agreement. "Control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity. Notwithstanding the foregoing, an "Affiliate" of LTI or BSA shall not include The Dexter Corporation and its subsidiaries other than LTI and LTI's subsidiaries. Notwithstanding the foregoing, an "Affiliate" of BioSepra shall not include Sepracor Inc. and its subsidiaries other than BioSepra and BioSepra's subsidiaries.

         "BIOSEPRA FIELD" shall mean intracorporeal and "on line" extracorporeal therapy, or any autologous treatment.

         "BIOSEPRA IMPROVEMENTS" shall mean any developments directly relating to any LTI Technology, including but not limited to variations, extensions, improvements or enhancements to any LTI Technology that are discovered, developed or otherwise acquired by BioSepra prior to the termination date set forth in Section 2.4.

         "CONFIDENTIAL INFORMATION" shall mean (1) all LTI Technology and LTI Improvements disclosed by LTI or BSA to BioSepra and (2) all BioSepra Improvements disclosed by BioSepra to LTI and/or BSA pursuant to this Cross License Agreement, provided, however, that Confidential Information shall not include any LTI Technology, LTI Improvement or BioSepra Improvement which is (a) independently developed after the Effective Date hereof by the receiving Party as demonstrated to the reasonable satisfaction of the disclosing Party, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving Party as demonstrated to the reasonable satisfaction of the disclosing Party, (c) received after the Effective Date hereof without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of Section 3.2 of this Cross License Agreement by the express written consent of the disclosing Party, or (e) required by law, statute, rule or court order to be disclosed (the receiving Party shall use reasonable efforts to provide the disclosing Party the opportunity to obtain confidential treatment of any such Confidential Information).

         "FIELDS" shall mean the LTI Field and the BioSepra Field.

         "FORCE MAJEURE" shall mean any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment fuel or labor or any other


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


circumstances or event beyond the reasonable control of the Party relying upon such circumstance or event.

         "IMPROVEMENTS" shall mean LTI Improvements and the BioSepra
Improvements.

         "KNOW-HOW" shall mean originals or copies of laboratory notebooks, primary data, research records and documentation, research plans, proposals, conclusions, specification and information, to the extent any of the foregoing is recorded in any tangible form, including, without limitation, gels, photographs, printouts, electronic files and paper documents.

         "LTI FIELD" shall mean all applications outside of the BioSepra Field.

         "LTI IMPROVEMENTS" shall mean any development directly relating to any LTI Technology, including but not limited to variations, extensions, improvements or enhancements to any LTI Technology, that is discovered, developed or otherwise acquired by LTI and/or BSA prior to the termination date set forth in Section 2.4.

         "LTI PATENT RIGHTS" shall mean Patent Rights owned by LTI and/or BSA.

         "LTI TECHNOLOGY" shall mean all Technology which (i) was transferred to LTI in the Asset Transfer, and is owned or controlled by LTI, or under which, as a result of the Asset Transfer, LTI is licensed or sub-licensed and has the right to grant licenses, sub-licenses or sub-sub-licenses, as the case may be, as of the date hereof, or (ii) is owned or controlled by BSA, or under which BSA is licensed or sub-licensed and has the right to grant licenses, sub-licenses or sub-sub-licenses, as the case may be, as of the date hereof, including, but not limited to, the LTI Patent Rights and other rights listed and described in
SCHEDULE 1.

         "PATENT RIGHTS" shall mean (a) issued patents and patent applications,
(b) any patent application constituting an equivalent, counterpart, reissue, extension or continuation (including, without limitation, continuations-in-part, divisions, and renewals, all letters patent granted thereon, all reissues, reexamination) of any of the foregoing applications, including pending patent applications in any country and (c) any patent issued or issuing upon any of the foregoing applications.

         "PERSON" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

         "TECHNOLOGY" shall mean public and nonpublic technical or other information, trade secrets, Know-How, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, experimental methods, or results, descriptions, scientific plans, depictions, and any other written, printed or electronically stored materials that constitute or contain any of the foregoing.



                                       15